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                                                                   Exhibit 14(c)



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Combined Prospectus and Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our report dated January 16, 2002, relating to the financial statements and financial highlights appearing in the November 30, 2001 Annual Report to Shareholders of Liberty Utilities Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus of Liberty Utilities Fund dated April 1, 2002, which has also been incorporated by reference into the Registration Statement.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
July 3, 2002